                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 21)

                                V.F. CORPORATION
                                ----------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    918204108
                                    ---------
                                 (CUSIP Number)

                                December 31, 1999
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  918204108                                           Page 1 of 6 Pages

         1)  Names of Reporting Persons
             IRS Identification No. Of Above Persons

                  PNC Bank Corp.   25-1435979

         2)  Check the Appropriate Box if a Member of a Group (See Instructions)
             a)  [  ]
             b)  [  ]

         3)  SEC USE ONLY


         4)  Citizenship or Place of Organization    Pennsylvania

         Number of Shares           5)  Sole Voting Power                159,722

         Beneficially Owned         6)  Shared Voting Power           22,931,022

         By Each Reporting          7)  Sole Dispositive Power            33,836

         Person With                8)  Shared Dispositive Power      22,975,822

         9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                      23,091,694

         10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             See Instructions                                               [  ]

         11) Percent of Class Represented by Amount in Row (9)              19.4

         12) Type of Reporting Person   (See Instructions)                    HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 21)

                                V.F. CORPORATION
                                ----------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    918204108
                                    ---------
                                 (CUSIP Number)

                                December 31, 1999
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  918204108                                           Page 2 of 6 Pages

         1)  Names of Reporting Persons
             IRS Identification No. Of Above Persons

                  PNC Bancorp, Inc.   51-0326854

         2)  Check the Appropriate Box if a Member of a Group (See Instructions)
             a)  [  ]
             b)  [  ]

         3)  SEC USE ONLY


         4)  Citizenship or Place of Organization    Delaware

         Number of Shares           5)  Sole Voting Power                159,722

         Beneficially Owned         6)  Shared Voting Power           22,931,022

         By Each Reporting          7)  Sole Dispositive Power            33,836

         Person With                8)  Shared Dispositive Power      22,975,822

         9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                      23,091,694

         10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             See Instructions                                               [  ]

         11) Percent of Class Represented by Amount in Row (9)              19.4

         12) Type of Reporting Person   (See Instructions)                    HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 21)

                                V.F. CORPORATION
                                ----------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    918204108
                                    ---------
                                 (CUSIP Number)

                                December 31, 1999
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  918204108                                           Page 3 of 6 Pages

         1)  Names of Reporting Persons
             IRS Identification No. Of Above Persons

                  PNC Bank, National Association   22-1146430

         2)  Check the Appropriate Box if a Member of a Group (See Instructions)
             a)  [ ]
             b)  [ ]

         3)  SEC USE ONLY


         4)  Citizenship or Place of Organization    United States

         Number of Shares           5)  Sole Voting Power                159,722

         Beneficially Owned         6)  Shared Voting Power           22,931,022

         By Each Reporting          7)  Sole Dispositive Power            33,836

         Person With                8)  Shared Dispositive Power      22,975,822

         9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                      23,091,694

         10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             See Instructions                                               [  ]

         11) Percent of Class Represented by Amount in Row (9)               19.

         12) Type of Reporting Person (See Instructions)                      BK

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 21)

                                V.F. CORPORATION
                                ----------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    918204108
                                    ---------
                                 (CUSIP Number)

                                December 31, 1999
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  918204108                                           Page 4 of 6 Pages

         1)  Names of Reporting Persons
             IRS Identification No. Of Above Persons

                  Hilliard Lyons Trust Company   61-1036466

         2)  Check the Appropriate Box if a Member of a Group (See Instructions)
             a)  [  ]
             b)  [  ]

         3)  SEC USE ONLY


         4)  Citizenship or Place of Organization    Kentucky

         Number of Shares           5)  Sole Voting Power                159,722

         Beneficially Owned         6)  Shared Voting Power           22,931,022

         By Each Reporting          7)  Sole Dispositive Power            33,836

         Person With                8)  Shared Dispositive Power      22,975,822

         9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                      23,091,694

         10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             See Instructions                                               [  ]

         11) Percent of Class Represented by Amount in Row (9)              19.4

         12) Type of Reporting Person   (See Instructions)                    IA

                                                               Page 5 of 6 Pages

ITEM 4 - OWNERSHIP:

The following information is as of December 31, 1999:

(a)  Amount Beneficially Owned:                                23,091,694 shares

(b)  Percent of Class:                                                     19.4

(c)  Number of shares to which such person has:
           (i)  sole power to vote or to direct the vote               159,722
          (ii)  shared power to vote or to direct the vote          22,931,022*
         (iii)  sole power to dispose or to direct the
                disposition of                                          33,836
          (iv)  shared power to dispose or to direct the
                disposition of                                      22,975,822*

         *PNC Bank, National Association serves as co-trustee with M. Rust Sharp and Ursula F. Fairbairn and shares with them voting power and dispositive power with respect to 22,923,288 shares.


ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Included are the following subsidiaries of PNC Bank Corp. - HC:

PNC Bancorp, Inc. - HC (wholly owned subsidiary of PNC Bank Corp.)

PNC Bank, National Association - BK (wholly owned subsidiary of PNC Bancorp,
Inc.)

PNC Bank, FSB - BK (wholly owned subsidiary of PNC Bancorp, Inc.)

Hilliard Lyons Trust Company - IA (wholly owned subsidiary of PNC Bank Corp.)


ITEM 10 - CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                               Page 6 of 6 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 11, 2000
Date

By: /s/ Robert L. Haunschild
---------------------------------------
Signature - PNC Bank Corp.
Robert L. Haunschild, Senior Vice President and Chief Financial Officer Name & Title


February 11, 2000
Date

By:  /s/ James B. Yahner
---------------------------------------
Signature - PNC Bancorp, Inc.
James B. Yahner, Vice President
Name & Title


February 11, 2000
Date

By:  /s/ Thomas R. Moore
---------------------------------------
Signature - PNC Bank, National Association
Thomas R. Moore, Vice President and Secretary
Name & Title


February 11, 2000
Date

By:  /s/ John J. Davis, III
---------------------------------------
Signature - Hilliard Lyons Trust Company
John J. Davis, III, Senior Vice President
Name & Title


                     AN AGREEMENT TO FILE A JOINT STATEMENT
             WAS PREVIOUSLY FILED AS EXHIBIT A TO AMENDMENT NO. 17.